EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

September 4, 2007
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Chris A. Karkenny Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE PROMOTES
WILLIAM E. MONAST TO EXECUTIVE SALES POSITION

        LAKE FOREST, CA…September 4, 2007… Apria Healthcare Group Inc. (NYSE:AHG) today announced the promotion of William E. Monast to the position of Executive Vice President of Sales. Mr. Monast, who has served Apria in progressively more responsible region- and division-level sales and operations roles since 1997, replaces Jeffrey Ingram, who has resigned in order to pursue career opportunities closer to his home residence in Texas.

         Mr. Monast currently serves as Vice President of Sales for Apria’s Eastern division. He joined Apria Healthcare in 1997 as Regional Sales Manager for the Company’s New England region and, from 1998 through the present, has held New England region, Northeast and Eastern division-level positions in sales and operations for the Company. From 1992 to 1997, Mr. Monast served as Director of Sales for Fresenius Medical Care, a national provider of dialysis and homecare services, and as Regional Sales Manager for Wesley-Jessen, a division of pharmaceutical manufacturer Shering-Plough, from 1983 to 1992.

        “I would like to thank Jeff Ingram for his hard work in rebuilding and refocusing the sales organization in the past two years, and we wish him well in his new endeavors,” said Lawrence M. Higby, Chief Executive Officer of Apria Healthcare. “Given Bill Monast’s extensive experience and success in both sales and operations in our company as well as in the pharmaceutical industry, we are fortunate to have an internal candidate who can ‘hit the ground running’ and continue to drive increased performance levels in our sales organization.”

        A graduate of Providence College with a Bachelor of Arts in Business Administration, Mr. Monast was a recipient of Apria Healthcare’s 2005 Circle of Excellence award, which recognizes high performers in the area of sales or financial achievement. He and his family will relocate to Orange County, California in the near future, as he will be based in Apria Healthcare’s corporate headquarters in Lake Forest, California.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 locations serving patients in all 50 states. With over $1.5 billion in annual revenues, it is one of the nation’s leading home healthcare companies.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.